UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2024

Vislink Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-5856795
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

350 Clark Drive, Suite 125

Mt. Olive, NJ 07828

(Address of principal executive offices)

Registrant’s telephone number, including area code: (908)-852-3700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VISL	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Christopher K. DeSalvo as Chief Financial Officer and Operations Vice President

On January 15, 2024, Christopher K. DeSalvo resigned as Chief Financial Officer and Operations Vice President of Vislink Technologies, Inc. (the “Company”).

Appointment of New Chief Financial Officer

Effective January 19, 2024, Michael C. Bond will immediately assume the duties as Chief Financial Officer of the Company.

Pursuant to an offer letter (the “Bond Offer Letter”), Mr. Bond will receive an annual base salary of $275,000 per year, and a discretionary bonus opportunity of up to 50% to 100% of base salary upon attainment of target and maximum performance measures to be set by the board of directors or compensation committee of the Company in accordance with the terms of any annual cash bonus incentive plan maintained for the Company’s key executive officers.

As Mr. Bond’s employment is on an “at-will” basis, the Company or Mr. Bond may terminate the employment relationship at any time, with or without notice and with or without cause. Upon termination of Mr. Bond’s employment for any reason, he will be entitled to severance in accordance with the Company’s standard policies.

Pursuant to an inducement award agreement (the “Inducement RSU Award Agreement”), Mr. Bond will receive an award of 29,055 restricted common stock units under Nasdaq Listing Rule 5635(c)(4) outside of the Company’s existing equity compensation plans (the “Inducement RSUs”). 9,406 RSUs are time-based and will vest as to one-half of such time-based Inducement RSUs on each anniversary date over a period of two years. The balance of the Inducement RSUs is performance-based and vest as follows, provided that Mr. Bond remains in continuous employment with the Company through the applicable vesting date: (i) 6,549 Inducement RSUs upon attainment, on or before December 31, 2026, of revenue of more than $35,575,000 accumulated over four consecutive fiscal quarters; (ii) 6,550 Inducement RSUs upon attainment, on or before December 31, 2026, of revenue of more than $37,353,000 accumulated over four consecutive fiscal quarters; and (iii) 6,550 Inducement RSUs upon attainment, on or before December 31, 2026, of revenue of more than $39,220,000 accumulated over four consecutive fiscal quarters. The issuance of the Inducement RSUs to Mr. Bond will be exempt from registration pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D thereunder.

Mr. Bond, 62, was the Chief Financial Officer of the Company from February 2020 until March 2023. Previously, Mr. Bond served as a consultant to several companies, including the Company, from 2016 to January 2020. He was the Chief Financial Officer of Pulse Electronics Corporation (“Pulse”) from 2013 until 2016. Prior to such time, Mr. Bond held the positions of Vice President and Treasurer of Pulse from 2011 to 2013. From 2008 to 2011, Mr. Bond was Senior Consultant and Principal at Clear Strategic Solutions, Inc., a financial and corporate development consulting firm. Mr. Bond is an experienced financial executive with over 30 years of experience, including as Head of Corporate Development and Mergers and Acquisitions at Lucent Technologies, and held similar roles at Avaya and AT&T. Mr. Bond has also held the positions of Senior Auditor at Deloitte, and Corporate Controller and VP of Finance at the Brookwood Companies, Inc. and at Bellwether, Inc.

There are no arrangements or understandings between Mr. Bond and any other persons pursuant to which he was appointed as Chief Financial Officer of the Company. There are also no family relationships between Mr. Bond and any director or executive officer of the Company, and except as previously disclosed, he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Offer Letter by and between the Company and Michael Bond, dated as of January 17, 2024
10.2	Inducement RSU Award Agreement between the Company and Michael Bond, dated as of January 19, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VISLINK TECHNOLOGIES, INC.
Date: January 19, 2024
	By:	/s/ Carleton M. Miller
	Name:	Carleton M. Miller
	Title:	Chief Executive Officer